Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        We consent to the incorporation by reference in Registration Statements Nos. 333-160201 and 333-164606 on Form S-8, of our reports dated February 21, 2013, relating to the consolidated financial statements and financial statement schedule of Mead Johnson Nutrition Company and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change to its presentation of comprehensive income), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 21, 2013